Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
May 5, 2010
MEDIA CONTACT: Michael Cosgrove
703-903-2123
INVESTOR CONTACT: Linda Eddy
703-903-3883

FREDDIE MAC REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

Company Continues to Provide Critical Support for the Housing Market

Net Worth Adversely Impacted by Changes in Accounting Principles

•	First quarter 2010 net loss was $6.7 billion. Net loss attributable to common stockholders was $8.0 billion, or $2.45 per diluted common share, reflecting $1.3 billion in senior preferred stock dividend payments to the U.S. Department of the Treasury (Treasury). Results reflect:

•	Provision for credit losses of $5.4 billion, down from $7.0 billion for the fourth quarter of 2009;

•	Derivative losses of $4.7 billion due to the decline in long-term rates during the quarter; and

•	Net interest income of $4.1 billion.

•	Net worth deficit was $10.5 billion at March 31, 2010, driven primarily by a significant adverse impact due to the change in accounting principles. The impact of these new accounting standards resulted in a decrease in total equity of $11.7 billion. Other factors impacting equity include:

•	Net loss of $6.7 billion;

•	Improvement of $4.8 billion to accumulated other comprehensive income (loss) (AOCI); and

•	Dividend payment of $1.3 billion to Treasury.

•	The Federal Housing Finance Agency (FHFA), as Conservator, will submit a request on the company’s behalf to Treasury for a draw of $10.6 billion under the Senior Preferred Stock Purchase Agreement (Purchase Agreement).

•	The total single-family delinquency rate was 4.13% at March 31, 2010, down from 4.20% at February 28, 2010 and up modestly from 3.98% at December 31, 2009.

•	Continued support for the housing market in the first quarter of 2010 included approximately $97 billion in liquidity and increased efforts to prevent foreclosures:

Freddie Mac First Quarter 2010 Financial Results
May 5, 2010

•	Helped finance more than 390,000 single-family homes and 50,000 units of rental housing;

•	Provided foreclosure alternatives for more than 71,000 struggling families;

•	Helped refinance $68 billion of single-family loans creating an estimated $614 million in annual interest savings for approximately 320,000 families; and

•	Continued to implement trial and permanent modifications under the Administration’s Home Affordable Modification Program (HAMP). Since its debut in the second quarter of 2009, approximately 198,000 borrowers have kept their homes under this program.

McLean, VA — Freddie Mac (NYSE:FRE) today reported a net loss of $6.7 billion for the quarter ended March 31, 2010, compared to a net loss of $6.5 billion for the quarter ended December 31, 2009. After dividend payments of $1.3 billion on its senior preferred stock to Treasury, Freddie Mac reported a net loss attributable to common stockholders of $8.0 billion, or $2.45 per diluted common share, for the first quarter of 2010, compared to a net loss attributable to common stockholders of $7.8 billion, or $2.39 per diluted common share, for the fourth quarter of 2009.

On January 1, 2010, Freddie Mac adopted new accounting standards related to transfers of financial assets and consolidation of variable interest entities (VIEs) (consolidation of VIEs). As these changes in accounting principles were applied prospectively, the results of operations for the quarter ended March 31, 2010 are not directly comparable with the results of operations for prior periods, which reflect the accounting standards in effect during those periods. For more information see “Accounting and Reporting Developments” on page 5 of this release.

The company had a net worth deficit of $10.5 billion at March 31, 2010, compared to positive net worth of $4.4 billion at December 31, 2009. This net worth deficit was primarily driven by a significant net decrease in total equity (deficit) of $11.7 billion due to the adverse impact of the consolidation of VIEs. The decline in net worth also resulted from the first quarter 2010 net loss of $6.7 billion and the dividend payment of $1.3 billion to Treasury on the senior preferred stock, partially offset by a $4.8 billion decrease in unrealized losses recorded in AOCI, primarily due to improved values on the company’s available-for-sale securities.

“Throughout the first quarter of 2010, Freddie Mac continued to focus on strengthening underwriting and improving credit quality,” said Freddie Mac Chief Executive Officer Charles E. Haldeman, Jr. “At the same time, we helped more than 440,000 families own or rent a home, and more than 71,000 avoid foreclosure. In this difficult economic environment, the stability that Freddie Mac brings to the mortgage market is especially vital.

“Though more needs to be done, we are seeing some signs of stabilization in the housing market, including house prices and sales in some key geographic areas,” Haldeman said. “But as we have noted for many

Freddie Mac First Quarter 2010 Financial Results
May 5, 2010

months now, housing in America remains fragile with historically high delinquency and foreclosure levels, and high unemployment among the key risks.

“Our first quarter 2010 financial results were driven significantly by the required adoption of new accounting standards, along with continued weakness in the housing market,” said Ross J. Kari, Freddie Mac’s chief financial officer. “Upon adoption of the new accounting standards we added $1.5 trillion of assets and liabilities to our balance sheet, and the cumulative effect of these changes was a one-time net decrease of $11.7 billion to total equity. The impact on Freddie Mac was significant relative to others as the nature of our business model amplified the impact of these changes.

“Though we are encouraged by signs of modest stabilization in some trends on the credit side of our single-family business, given the many uncertainties in the economy, we remain cautious,” Kari said. “Credit quality remains a major focus for the company, and we are pleased that new business being delivered to us is of notably high credit quality.”

Financial Results

Selected Financial Data(1)

	Three Months Ended

($ in millions)	March 31, 2010	December 31, 2009	March 31, 2009(2)

Statement of Operations Data
Net interest income	$4,125	$4,497	$3,859
Provision for credit losses	(5,396)	(6,977)	(8,915)
Non-interest income (loss)	(4,854)	(1,777)	(3,088)
Non-interest expense	(667)	(1,774)	(2,768)
Net loss attributable to Freddie Mac	(6,688)	(6,472)	(9,975)
Senior preferred stock dividends declared	(1,292)	(1,292)	(370)
Net loss attributable to common stockholders	(7,980)	(7,764)	(10,353)

Balance Sheet Data
Mortgage loans held-for-investment, at amortized cost by consolidated trusts (net of allowances for loan losses)	$1,745,765	$—	$—
All other assets	614,445	841,784	946,954
Debt securities of consolidated trusts held by third parties	1,545,227	—	—
Other debt	806,621	780,604	909,511
Total equity (deficit)	$(10,525)	$4,372	$(6,132)

(1)	See “NOTE 2: CHANGE IN ACCOUNTING PRINCIPLES” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 for information regarding accounting changes impacting the current period. See “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Recently Adopted Accounting Standards” in the company’s 2009 Annual Report for information regarding accounting changes impacting previously reported results.
(2)	See “QUARTERLY SELECTED FINANCIAL DATA” in the company’s 2009 Annual Report for an explanation of the changes in the Statement of Operations Data for the three months ended March 31, 2009.

Net interest income was $4.1 billion for the first quarter of 2010, reflecting a significant increase in the average balance of non-performing mortgage loans for which the company recognizes debt funding costs but not interest income. As a result of the consolidation of VIEs, the delinquent loans underlying the

Freddie Mac First Quarter 2010 Financial Results
May 5, 2010

company’s single-family participation certificates (PCs) are now recorded on the company’s consolidated balance sheet. These changes were partially offset by the inclusion of management and guarantee fees on single-family PCs and certain Structured Transactions in net interest income due to the consolidation of VIEs.

Net interest yield for the first quarter of 2010 was 68 basis points, down significantly from 211 basis points for the fourth quarter of 2009, primarily as a result of the consolidation of VIEs. The consolidation effectively resulted in the inclusion of narrower spreads on the company’s management and guarantee fee business with the historically wider spreads on its investment assets. This produced a significant decline in the net interest yield for the first quarter of 2010, compared to the fourth quarter of 2009. The decrease also reflects a higher average balance of non-performing mortgage loans and a decrease in PCs held by the company as a result of the consolidation of VIEs. Net interest income and net interest yield exclude the cost of funds received from Treasury under the Purchase Agreement which are reported as dividends paid on senior preferred stock.

Provision for credit losses was $5.4 billion for the first quarter of 2010, down from $7.0 billion in the fourth quarter of 2009, primarily reflecting a slower rate of credit deterioration, as well as the impact of the consolidation of VIEs. Prior to the consolidation of VIEs, the company recognized a provision for credit losses for the estimated uncollectible interest income on non-performing loans. Effective January 1, 2010, the provision on these non-performing loans is no longer necessary as the company places these loans on non-accrual status and does not recognize interest income. Additionally, the consolidation of VIEs, coupled with increased loan modification volume, resulted in a higher volume of loans subject to accounting for troubled debt restructurings, which generally resulted in an increase in the company’s allowance for loan losses.

During the first quarter of 2010, the company continued to experience deterioration in its single-family credit guarantee portfolio.

•	Total single-family delinquency rate, including Structured Transactions, was 4.13% at March 31, 2010, compared to 3.98% at December 31, 2009. The first quarter delinquency rate was positively impacted by seasonality factors, as well as a higher volume of mortgage loans completing modification or proceeding to foreclosure during the first quarter.

•	Single-family net charge-offs increased to $2.8 billion in the first quarter of 2010, compared to $2.4 billion in the fourth quarter of 2009, primarily due to an increase in foreclosure transfers.

•	Single-family non-performing assets, including real estate owned (REO) properties and delinquent loans underlying the company’s issued PCs and Structured Securities, increased to $115 billion at March 31, 2010, compared to $103 billion at December 31, 2009. This increase includes a high volume of loans subject to troubled debt restructuring accounting during the first quarter.

Non-interest income (loss) for the first quarter of 2010 was a loss of $4.9 billion. Included in non-interest income (loss) for the first quarter of 2010 were derivative losses of $4.7 billion, compared to fourth quarter 2009 derivative losses of $0.7 billion, reflecting the effect of lower long-term interest rates on the

Freddie Mac First Quarter 2010 Financial Results
May 5, 2010

company’s derivative portfolio. The use of derivatives is an important aspect of the company’s management of interest-rate risk. Derivatives enable the company to keep its interest-rate risk exposure at consistently low levels in a wide range of interest-rate environments.

Non-interest expense was $0.7 billion for the first quarter of 2010. Included in non-interest expense for the first quarter of 2010 was REO operations expense of $159 million, compared to $88 million in the fourth quarter of 2009, primarily reflecting higher property write-downs in the first quarter of 2010 compared to the fourth quarter of 2009. Due to the consolidation of VIEs, losses on loans purchased decreased significantly in the first quarter of 2010 as the company no longer recognizes losses on loans purchased from consolidated PCs and certain Structured Transaction trusts since the loans are already recorded on the company’s consolidated balance sheets. The company recognized losses on loans purchased of $1.0 billion for the fourth quarter of 2009.

For a more detailed discussion of results, see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Net Worth and Senior Preferred Stock

Freddie Mac’s net worth deficit was $10.5 billion at March 31, 2010. As a result of the net worth deficit, FHFA, as Conservator, will submit a request for $10.6 billion in additional funding to Treasury under the terms of the Purchase Agreement. Freddie Mac expects to receive these funds by June 30, 2010.

Including the amount to be requested from Treasury in conjunction with the company’s first quarter net loss, the aggregate liquidation preference of the senior preferred stock of $62.3 billion entitles Treasury to annual cash dividends of approximately $6.2 billion. This dividend amount exceeds the company’s annual historical earnings in most periods. Including the $1.3 billion quarterly dividend paid on March 31, 2010, the company has paid aggregate dividends of $5.6 billion in cash on the senior preferred stock to Treasury at the direction of FHFA, acting as Conservator.

Freddie Mac expects to request additional draws under the Purchase Agreement in future periods. The size and timing of such draws will be determined by a variety of factors that could adversely affect the company’s net worth. For a discussion of these factors, see “LIQUIDITY AND CAPITAL RESOURCES — Capital Resources” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Accounting and Reporting Developments

Effective January 1, 2010, Freddie Mac prospectively adopted amendments to the accounting standards for transfers of financial assets and consolidation of VIEs. The adoption of these amendments had a significant adverse impact on the company’s consolidated financial statements, net worth and other financial disclosures beginning in the first quarter of 2010. As a result of the adoption, the results of operations for

Freddie Mac First Quarter 2010 Financial Results
May 5, 2010

the first quarter of 2010 reflected the consolidation of assets and liabilities of trusts underlying the company’s single-family PCs and certain Structured Transactions.

Upon adoption, the company added $1.5 trillion of assets and liabilities to its consolidated balance sheet. The cumulative effect of these changes in accounting principles as of January 1, 2010 was a net decrease of $11.7 billion to total equity (deficit), which include the changes to the opening balances of retained earnings (accumulated deficit) and AOCI, net of taxes.

For more information on this accounting change, see “NOTE 2: CHANGE IN ACCOUNTING PRINCIPLES,” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Supporting the Nation’s Housing Recovery

In this difficult market, Freddie Mac continues to do its part to support the nation’s housing market. The company’s focus has been on maintaining a liquid and stable mortgage market that provides America’s families with affordable financing and refinancing options, and helping distressed borrowers keep their homes.

In the first quarter, Freddie Mac provided approximately $97 billion in liquidity to the mortgage market, helping more than 440,000 families own or rent a home. Refinancing activity accounted for 70% of the liquidity — approximately $22 billion of which was the purchase of refinance mortgages under the Freddie Mac Relief Refinance Mortgagesm. Relief Refinance mortgages under the MHA program continued to increase as a percentage of the company’s overall refinances. Freddie Mac also provided $7.2 billion in affordable housing financing to local markets across the country through the Administration’s Housing Finance Agency initiative.

A key part of the company’s effort to support the market was focused on foreclosure avoidance, working with struggling borrowers to keep them in their homes whenever possible, or facilitating an alternative to foreclosure when keeping the home is not a viable financial option. In the first quarter, the company helped more than 71,000 borrowers stay in their homes or sell their properties through the following foreclosure alternatives (measured in number of loans):

•	44,076 loan modifications

•	8,761 repayment plans

•	8,858 forbearance agreements

•	9,619 pre-foreclosure sales

Additionally, 148,881 HAMP loans remained in trial periods as of March 31, 2010, according to information provided by the MHA Program administrator.

Freddie Mac First Quarter 2010 Financial Results
May 5, 2010

Segment Earnings

Freddie Mac’s operations consist of three reportable segments, which are based on the type of business activities each performs — Investments, Single-family Guarantee and Multifamily. Certain activities that are not part of a reportable segment are included in the All Other category.

The company evaluates segment performance and allocates resources based on a Segment Earnings approach, subject to the conduct of its business under the direction of the Conservator. Beginning January 1, 2010, the company revised its method for presenting Segment Earnings to reflect changes in how management measures and assesses the financial performance of each segment and the company as a whole. Under the revised method, the financial performance of its segments is measured based on each segment’s relative contribution to GAAP net income (loss). In particular, under the revised method, Segment Earnings includes fair value adjustments, gains and losses on investment sales, loans purchased from PC pools and debt retirements that are included in the company’s GAAP-basis earnings, but that had previously been excluded from or deferred in Segment Earnings. This change in method, in conjunction with the consolidation of VIEs, resulted in significant changes to the company’s presentation of Segment Earnings. The accounting principles applied to present certain line items in Segment Earnings for the company’s reportable segments, in particular Segment Earnings net interest income and management and guarantee income, differ significantly from those applied in preparing the comparable line items in its consolidated financial statements in accordance with GAAP. Accordingly, such line items differ significantly from, and should not be used as a substitute for, the comparable line items determined in accordance with GAAP.

Investments Segment Earnings (loss) was a loss of $1.3 billion for the first quarter of 2010, primarily driven by Segment Earnings derivative losses of $2.7 billion, partially offset by $1.3 billion in Segment Earnings net interest income. Segment Earnings net interest yield was 74 basis points. Segment Earnings net interest yield differs from GAAP net interest yield primarily due to the impact of the consolidation of VIEs. Unlike GAAP net interest yield, Segment Earnings net interest yield is not affected by the increased balance of non-performing mortgage loans due to the consolidation of single-family PCs and does not include management and guarantee fees on single-family PCs.

Single-family Guarantee Segment Earnings (loss) was a loss of $5.6 billion for the first quarter of 2010, primarily driven by a $6.0 billion provision for credit losses due to continued credit deterioration in the company’s single-family credit guarantee portfolio. Segment Earnings management and guarantee income was $848 million for the first quarter of 2010.

Multifamily Segment Earnings was $221 million for the first quarter of 2010, primarily due to Segment Earnings net interest income of $238 million. First quarter provision for credit losses was $29 million, favorably impacted by a stabilization in multifamily market fundamentals during the quarter.

For additional information on Segment Earnings, including the method the company uses to present Segment Earnings, see “CONSOLIDATED RESULTS OF OPERATIONS — Segment Earnings” and

Freddie Mac First Quarter 2010 Financial Results
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“NOTE 16: SEGMENT REPORTING” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Additional Information

For more information, including that related to Freddie Mac’s conservatorship and related actions, see the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and the company’s Consolidated Financial Statements, Core Tables and financial results supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

* * * *

This press release contains forward-looking statements, which may include statements pertaining to the conservatorship and the company’s current expectations and objectives for its efforts under the MHA program and other programs to assist the U.S. residential mortgage market, future business plans, liquidity, capital management, economic and market conditions and trends, market share, legislative and regulatory developments, implementation of new accounting standards, credit losses, internal control remediation efforts, and results of operations and financial condition. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage-to-debt option-adjusted spread, credit outlook, actions by FHFA, the Federal Reserve, and Treasury, and the impacts of legislation or regulations and new or amended accounting standards, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. For more information, visit www.FreddieMac.com.

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